UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
__________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2014

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Premier Exhibitions, Inc.
(Exact Name of Registrant as Specified in Charter)

Florida	000-24452	20-1424922
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

3340 Peachtree Road, N.E., Suite 900, Atlanta, Georgia	30326
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code    (404) 842-2600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

On February 13, 2014, Premier Exhibition Management, LLC, a subsidiary of Premier Exhibitions, Inc., terminated its Joint Production Agreement with TSX Operating Company LLC (“TSX”) to produce an exhibition based on the Federal Bureau of Investigation. Pursuant to the Joint Production Agreement, the Company and TSX would have jointly produced and toured the exhibition.  The production costs of approximately $1.2 million were to be funded 80% by the Company and 20% by TSX.  According to the agreement, revenues from the exhibition would be paid 80% to the Company and 20% to TSX until the parties recouped 110% of the production cost, and 68% to the Company and 32% to TSX thereafter.  In addition, the Company would have been paid a management fee of $60,000 per venue where the exhibition was presented.

The Joint Production Agreement was contingent on a license from a third party, which withdrew its participation from the project.  The Joint Production Agreement provided the Company with a right to terminate under these circumstances.

This summary does not purport to be complete and is qualified by reference to the full text of the Joint Production Agreement, a copy of which was filed as an exhibit to a Current Report on Form 8-K dated October 22, 2013, and is hereby incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier Exhibitions, Inc.

By:  /s/ Michael Little
Michael Little
Chief Financial Officer

Date: February 20, 2014